Exhibit 99.1

Investor Contact:	Media /Sales Contact:
Bonnie Ortega	Hanna Wagari
Director, Investor/Public Relations	Director of Marketing
Cardium Therapeutics, Inc.	Cardium Therapeutics, Inc.
Tel: (858) 436-1018	Tel: (858) 436-1042
Email: InvestorRelations@cardiumthx.com	Email: hwagari@cardiumthx.com

CARDIUM ANNOUNCES PLANS TO INTRODUCE CEREX™

TO SUPPORT COGNITIVE PERFORMANCE EXPANDING

THE MEDPODIUM™ MODERN LIFESTYLE PRODUCT LINE

SAN DIEGO, CA – January 18, 2011 – Cardium Therapeutics (NYSE Amex: CXM) today announced plans to introduce non-prescription Cerex™ (Panax quinquefolius) easy use 200 mg capsules, a plant-based dietary supplement to support cognitive performance for healthy people of all ages.* Cardium is planning to begin marketing Cerex in the first quarter 2011. Cardium launched its MedPodium modern lifestyle brand in early November and the addition of Cerex represents another important step toward broadening MedPodium to address neuro-cognitive function.

Cerex™ is a ginsenoside-based nutritional supplement intended to support cognitive functions including focus, memory, and attention. Based on data from a recently completed clinical study published in Psychopharmacology 212(3): 345-56 (2010), taking the primary ingredient of a Cerex 200 mg capsule once or twice (approximately six hours following the initial dose) was reported to increase attention, focus and mental alertness.* The key ingredient of Cerex is CereBoost®, a bio-available, standardized, well characterized, North American-sourced ginsenoside, which was developed and clinically-studied by Naturex®, a French-based international manufacturer of natural, specialty ingredients for the food & beverage, nutrition & health and personal care industries. CereBoost® received the dietary supplement industry’s 2010 NutrAward for Best New Ingredient. Cerex is expected to be the first CereBoost product available for sale in the U.S.

“Consistent with our strategy, we continue to identify and evaluate many new and established key ingredients and formulations from around the world for Cardium’s MedPodium modern lifestyle product portfolio. We are highly selective and require that products in our portfolio be substantiated with scientific data to support an understanding of the mechanism of action, have well-defined manufacturing standardizations, and allow for easy to use formulation and dosage. In short, MedPodium’s goal is to design and formulate a portfolio of best-in-class products using innovative and well-tested key ingredients designed to enhance health and wellness concerns for our consumers,” stated Christopher J. Reinhard, Cardium’s Chairman and Chief Executive Officer.

Continuing, Reinhard noted that, “We recently announced the market launch of our new weight management product, Linée (Appexium 150 mg), designed to help manage appetite and hunger, and Cerex now provides us with an opportunity to address the important and expanding cognitive performance market sector. We plan to initially market Cerex to college students, working professionals and seniors who seek a safe and easy use dietary supplement intended to support cognitive function. In view of widespread press reports about the extensive off-label use of stimulant-based, addictive-prone ADD/ADHD drugs on college campuses throughout the U.S., we believe that MedPodium’s Cerex could offer a safe and natural alternative.”

About Cerex

Cerex™ is a ginsenosides-based dietary supplement formulated to include a standardized powdered extract of North American-sourced Panax quinquefolius root, commonly referred to as American ginseng. This highly characterized plant extract was commercially developed by Naturex® and is standardized to a 10%-12% ginsenoside concentration. As reviewed in detail in the publication cited below, the Panax quinquefolius component of Cerex (200 mg capsule) has recently been evaluated in a randomized, double-blind, placebo-controlled, crossover cognitive assessment clinical study (N=32 healthy young adults), and has been reported to significantly improve cognitive performance using the following computer-based assessments: (i) attention accuracy (p<0.05), (ii) working memory speed (p<0.05), and (iii) working memory capacity (p<0.05) over a six hour period immediately following administration of a 200 mg dosage, as compared to placebo (Reference 1, below).* This is considered to be the first clinical study characterizing the use of American ginseng for cognitive health.

About MedPodium

MedPodium™ is a portfolio of premium, science-based, easy to use nutraceuticals, metabolics and aesthetics designed to promote health and well-being for today’s active and professional lifestyles. MedPodium products are based on key ingredients that have been well characterized scientifically and shown to be capable of promoting healthy lifestyle interests such as enhancing energy, cognition, mood, sleep, weight management, fitness and aesthetics. The MedPodium brand also features improved product formulations including easy to use pills and capsules, novel, fast-acting oral drops and sprays, and innovative transdermal delivery systems. Additional information about MedPodium is located at www.medpodium.com

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s current investment portfolio includes the Tissue Repair Company, Cardium Biologics, and the Company’s in-house MedPodium healthy lifestyle product platform. The Company’s lead product candidates include Excellagen™ topical gel for wound care management, and Generx® DNA-based angiogenic biologic for patients with coronary artery disease. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that Cerex and Linee can be effectively commercialized as a nutritional supplements to support cognitive function and to promote weight management, respectively, that the clinical studies cited in this release will be regarded as substantiation for corresponding product claims or that the product will be accepted as being sufficiently safe, improved or cost-effective compared to other products for cognitive function; that the MedPodium product line can be successfully broadened to include additional healthy lifestyle opportunities and that these products will be commercially successful or will effectively enhance our businesses or their market value; that results or trends observed in clinical studies or other observations will be reproduced in subsequent studies or in broader use; that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive; that the Food and Drug Administration, the Federal Trade Commission or other regulatory agencies will not introduce additional or more restrictive regulations covering naturally-derived products such as those in our MedPodium product line; that our in-house or external product commercialization efforts will be successful or will effectively enhance our businesses or their market value; that our co-development and strategic licensing arrangements with BioZone and others will successfully and timely lead to the development, formulation, manufacture and licensing of products for Cardium’s MedPodium healthy lifestyle line; or that these or any other third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of biologics and in the development and commercialization of new products, the conduct of human clinical trials and other product development efforts, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and qualifications and to maintain our listing on a national stock exchange, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition and regulation, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

(1) Scholey A, Ossoukhova A, Owen L, Ibarra A, Pipingas A, He K, Roller M, Stough C. (2010). Effects of American ginseng (Panax quinquefolius) on neurocognitive function: an acute, randomised, double-blind, placebo-controlled, crossover study. Psychopharmacology. 212(3): 345-56.

*Note: These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.

Copyright 2011 Cardium Therapeutics, Inc. All rights reserved.

For Terms of Use Privacy Policy, please visit www.cardiumthx.com.

Cardium Therapeutics™ Generx® and MedPodium™ are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen™, Excellarate™, Osteorate™, Appexium™,

Linée™ and Cerex™ are trademarks of Tissue Repair Company.

(Naturex®, Cereboost® and other trademarks belong to their respective owners)